Exhibit 4.3

                                STORAGE USA, INC.

                               AMENDMENT NO. 1 TO
                   1995 EMPLOYEE STOCK PURCHASE AND LOAN PLAN

         This Amendment No. 1, dated as of May 7, 1997, to the Storage USA, Inc. 1993 Omnibus Stock Plan recites and provides as follows:

         A. At a meeting held on May 7, 1997, the Board of Directors of Storage USA, Inc. (the "Company") determined to amend the Company's 1995 Employee Stock Purchase and Loan Plan (the "Plan") to increase the number of shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable thereunder from 400,000 to 500,000 and to submit such amendment to the shareholders of the Company at the annual meeting to be held May 7, 1997 (the "Annual Meeting").

         B. At the Annual Meeting, the holders of a majority of the Company's outstanding shares of Common Stock approved the amendment to the Plan.

         NOW, THEREFORE, the first sentence of Artcle V of the Plan is struck out and the following substituted therefor:

                     The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 500,000, subject to adjustment as provided in Article VIII.

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed as of the date first above written.


                                         STORAGE USA, INC.



                                         By:  /s/ Christopher P. Marr
                                              -----------------------
                                                 Christopher P. Marr
                                                 Senior Vice President